SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 14, 2013
(Date of earliest event reported)

Farmers & Merchants Bancorp
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000 – 26099	94-3327828
(Commission File Number)	(IRS Employer Identification No.)

111 West Pine Street, Lodi, California 95240
(Address of principal executive offices)   (Zip Code)

(209) 367-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(C))

Item 4.01	Changes in Registrant’s Certifying Accountant

(a) On March 14, 2013, as approved by the Audit Committee, Farmers & Merchants Bancorp appointed the accounting firm of Moss Adams LLP as independent accountants for the Registrant for the first quarter of 2013 and for the year 2013. Crowe Horwath LLP was dismissed on March 14, 2013.

The following is the information required by Regulation S-K, Item 304(a)(1) concerning the dismissal of Crowe Horwath LLP:  Crowe Horwath LLP was dismissed. Crowe Horwath LLP’s reports on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to dismiss Crowe Horwath LLP, was recommended and approved by our Audit Committee. During the two most recent fiscal years and through March 14, 2013, there were no disagreements with Crowe Horwath LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crowe Horwath LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through March 14, 2013, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Crowe Horwath LLP, a copy of this disclosure, and have requested that it furnish us with a letter addressed to the Commission stating whether Crowe Horwath LLP, agrees with the statements made by us in this disclosure, and, if not, stating the respects in which it does not agree. Crowe Horwath LLP’s response letter is attached as an exhibit hereto.

(b) As stated above, Moss Adams LLP was appointed on March 14, 2013, as our independent public accountants. During our two most recent fiscal years, and through March 14, 2013, we did not consult with Moss Adams LLP, on any issue, nor did Moss Adams LLP, advise us on any application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event” (each as defined in Item 304(a)(1) of Regulation S-K).

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits:

16.1	Letter regarding change in certifying accountant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMERS & MERCHANTS BANCORP

By	/s/ Stephen W. Haley

Stephen W. Haley
Executive Vice President
& Chief Financial Officer

Date:  March 19, 2013